The Dreyfus/Laurel Funds, Inc.
- Dreyfus Small Cap Fund
(formerly, Dreyfus Small Cap Value Fund)
Registration No. 811-5270

Sub-Items 77D & 77Q (b)

On February 9 and 10, 2010, the Board of Directors of The Dreyfus/Laurel Funds, Inc. (the “Registrant”) unanimously approved changes to the name, the investment style, investment policies and investment restrictions of Dreyfus Small Cap Fund (the “Fund”), descriptions of which appear in the documents incorporated by reference below:

1. Supplements to the Prospectus and Statement of Additional information, which were filed on February 11, 2010; and

2. The Registrant’s Articles of Amendment, incorporated by reference to Exhibit (A)(32) of Post-Effective Amendment No. 117 to the Registrant's Registration Statement on Form N-1A, filed on February 26, 2010.